Exhibit 99.1
FINAL TRANSCRIPT CI — Cigna to Acquire HealthSpring Event Date/Time: Oct. 24. 2011 / 12:45PM GMT THOMSON REUTERS STREETEVENTS www.streetevents.com Contact Us ©2011 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

FINAL TRANSCRIPT
Oct. 24. 2011 / 12:45PM, CI — Cigna to Acquire HealthSpring
CORPORATE PARTICIPANTS
Ted Detrick
Cigna Corporation — IR
David Cordani
Cigna Corporation — President & CEO
Herb Fritch
Cigna Corporation — Chairman & CEO — HealthSpring
Ralph Nicoletti
Cigna Corporation — CFO
CONFERENCE CALL PARTICIPANTS
Scott Fidel
Deutsche Bank — Analyst
John Rex
JPMorgan Securities Inc. — Analyst
Charles Boorady
Credit Suisse — Analyst
Josh Raskin
Barclays Capital — Analyst
Justin Lake
UBS — Analyst
Christine Arnold
Cowen and Company — Analyst
Carl McDonald
Citigroup — Analyst
David Windley
Jefferies & Company — Analyst
Kevin Fischbeck
BofA Merrill Lynch — Analyst
Chris Rigg
Susquehanna Financial Group / SIG — Analyst
Peter Costa
Wells Fargo Securities, LLC — Analyst
Harlan Sonderling
Columbia Management — Analyst
PRESENTATION
Operator
Thank you for standing by. Ladies and gentlemen, thank you for standing by for the Cigna Corporation and HealthSpring Incorporated joint conference call. At this time, all callers are in the listen-only mode. We will conduct a question-and-answer session later during the conference and review procedures on how to enter the queue to ask questions at that time. (Operator Instructions). As a reminder, ladies and gentlemen, this conference, including the Q&A session, is being recorded.

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FINAL TRANSCRIPT
Oct. 24. 2011 / 12:45PM, CI — Cigna to Acquire HealthSpring
I will begin by turning the conference over to Mr.Ted Detrick. Please go ahead, Mr. Detrick.
Ted Detrick — Cigna Corporation — IR
Good morning, everyone, and thank you for joining us on short notice. I am Ted Detrick, Vice President of Investor Relations, and with me this morning are David Cordani, our President and Chief Executive Officer; Herb Fritch, HealthSpring’s Chairman and CEO; and Ralph Nicoletti, Cigna’s Chief Financial Officer. This morning, we are very pleased to announce that Cigna signed a definitive agreement to acquire HealthSpring, one of the largest and fastest growing Medicare Advantage care coordinator plans in the country. We are here this morning to discuss the business and financial aspects of this combination.
In our remarks today, David Cordani will begin by discussing the strategic significance of combining our 2 companies, including the opportunities for enhanced value creation for both customers and shareholders. Herb Fritch will provide his perspective on why this combination creates upstanding value for HealthSpring’s key stakeholders. Ralph Nicoletti will then discuss the financial aspects of the combination, including commentary on earnings accretion and long-term business growth opportunities. He will also make some high-level comments regarding our third-quarter results and update our financial outlook for 2011. Following our remarks, we will respond to your questions.
I’ll remind you that Cigna uses certain non-GAAP measures when describing its financial results. Our reconciliation of these measures to the most directly comparable GAAP measure is contained in our second-quarter 2011 earnings release, which is posted in the Investor Relations section of cigna.com. Now, in our remarks today, we will be making some forward-looking comments. We would remind you that there are risk factors that could cause actual results to differ materially from our current expectations, and those risk factors are discussed in our second quarter Form 10-Q and 2010 Form 10-K, both of which are accessible in the Investor Relations section of our website at cigna.com.
Now, before turning the call over to David, I will cover one item relating to an accounting change that Cigna will adopt in 2012. Effective January 1 of 2012, Cigna will adopt new guidance regarding the accounting for the deferral of certain costs related to the acquisition of new or renewal insurance contracts. It primarily impacts the policies we write for our health, life, and accident business in our international segments. This accounting change restricts the amount of costs that can be capitalized and accelerates the recognition of certain acquisition costs that previously would have been deferred. It has no impact on the fundamentals of the business. That is, there is no effect on revenues, future cash flows, or the lifetime profitability of the policies.
Also, there is no change in our statutory capital position. We will retain the same level of dividend capacity from international subsidiaries to the parent Company for capital deployment purposes. Cigna will adopt this accounting change on a retrospective basis in the first quarter of 2012, recasting prior periods and recording a one-time non-cash charge of approximately $250 million to $300 million directly to shareholders’ equity to write down the unamortized portion of deferred policy acquisition costs that would not have been capitalized in previous periods under this new rule.
Subsequent to the adoption of the accounting change, there will also be a reduction in the amount of policy acquisition costs that we can defer. We estimate that the impact on full-year 2011 of adopting this new guidance would be to reduce reported international after-tax earnings in the range of $60 million to $70 million. Because we are adopting this new guidance retrospectively, as if the new rules had been in effect in all prior periods, the earnings growth trajectory for the international business will remain unchanged. Again, this accounting change will not take effect until January 1 of 2012; therefore, the impact of this change is not reflected in the revised full-year 2011 outlook that Ralph will discuss in a few moments.
One last item before we get started. This morning we filed with the SEC a Form 8-K which provides our updated earnings outlook for full-year 2011 as well as commentary on certain aspects of our third-quarter results and the accounting change that I just discussed. And with that, I’ll turn it over to David.

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FINAL TRANSCRIPT
Oct. 24. 2011 / 12:45PM, CI — Cigna to Acquire HealthSpring
David Cordani — Cigna Corporation — President & CEO
Thank you, Ted, and good morning, everyone. As reported earlier today, we are excited to announce that we have signed a definitive agreement to acquire HealthSpring. As many of you know, HealthSpring is one of the largest and fastest growing Medicare Advantage coordinated care plans in the United States. We currently have approximately 340,000 Medicare Advantage customers, and they operate in 12 states, as well as the District of Columbia. HealthSpring also has a stand-alone Medicare prescription drug business that serves more than 800,000 customers.
From a strategic standpoint, this combination is significant, because it positions Cigna with proven capabilities and immediate scale in the high-growth seniors and Medicare segment. It also provides us with expanded retail capabilities as the US market continues to evolve in this direction. Together, we’ll be able to provide attractive long-term value to customers and shareholders as we continue to build differentiated partnerships with healthcare professionals. I’ll elaborate on these themes in a moment, but first, I want to emphasize that this acquisition strengthens our ability to deliver on our mission, which is to improve the health, well-being, and sense of security of the individuals we serve.
It also accelerates our growth strategy, particularly around the go deep and go individual elements. Go deep for us is all about focus on expanding our leadership in existing geographies, product lines and customer segments to drive sustainable growth. This combination extends our geographic depth by adding the seniors and Medicare segment into our product portfolio in a meaningful way. The go individual aspect of the combination connects to our strategy of bringing to market highly personalized tailored health solutions and services that span all life and health stages. HealthSpring adds more than 1 million individual customer relationships in the senior segment, with excellent prospects for future growth.
We are announcing this exciting combination at a time when Cigna has been very successful in growing our business, both top line and bottom line. And as you know, we’ve identified seniors and retail market capabilities as attractive long-term opportunities for Cigna. As we have consistently indicated in the past, our objective is to take a disciplined approach to M&A in pursuing this strategy, and now together, Cigna and HealthSpring have significantly greater opportunities to expand in this growing market. Specifically, we see 5 main advantages the combination creates, including accelerating growth for HealthSpring by providing a feeder pool into their Medicare Advantage solutions for 65-year-old retirees from Cigna’s employer-sponsored plans, by expanding and deepening in key geographies for HealthSpring’s proven model and by leveraging our combined customer footprints and capabilities, by maximizing HealthSpring’s highly effective physician engagement model and capabilities to accelerate our retail programs as we look toward a post-2014 exchange environment, by leveraging Cigna’s specialty and clinical capabilities for the benefit of HealthSpring’s customer base, and by delivering on operating expense synergies as a combined Company.
Turning to HealthSpring specifically, their assets include an experienced workforce of more than 3,000 employees, and they’re highly complementary to our US healthcare service business. HealthSpring will further diversify our predominantly commercial business mix. The Company also expands our product portfolio while giving us a differentiated platform in the Medicare Advantage space. HealthSpring, like Cigna, has consistently delivered strong organic growth through differentiated value, as well as attractive returns for shareholders. Specifically, HealthSpring’s Medicare Advantage and Part D business have organically grown their customer base over the last 5 years. They have achieved this by focusing on the customer and, very importantly, through partnerships with physicians to coordinate care and service delivery. The result? Strong organic growth, customer retention that’s strong, and very attractive returns.
At this time, I’d like to turn the call over to Herb for him to share his perspective. Herb?
Herb Fritch — Cigna Corporation — Chairman & CEO — HealthSpring
Thank you, David. I want to take a few moments to talk about why this is the right combination at the right time for HealthSpring, why I’m excited about this combination with Cigna.

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FINAL TRANSCRIPT
Oct. 24. 2011 / 12:45PM, CI — Cigna to Acquire HealthSpring
First off, this combination delivers outstanding value to HealthSpring shareholders. Cigna’s proposal reflects their recognition that HealthSpring is truly a unique company approaching the delivery of healthcare benefits and services in a differentiated way. Cigna’s all-cash proposal delivers certain and immediate value to shareholders at an attractive premium and is a testament to HealthSpring’s achievements to date in our future prospects. The strategic benefits of this transaction also represent tremendous opportunities for HealthSpring’s employees, physician partners, and plan members. Expansion has always been a key aspect of HealthSpring’s proven strategy, and scale has never been more important in our industry. As a result of this transaction, HealthSpring will now be part of an organization with the resources to support growth, both organically and acquisitively, and we will be even more strongly positioned for industry leadership going forward.
The combination with Cigna is a great strategic fit, and they are the right partners for us culturally. They share our commitment to delivering the highest quality care and greatest value to our members, and they know our success is the result of our outstanding employees and our dedication to building and maintaining excellent partnerships with our physicians. We will also be working closely with David and his team to integrate our physician engagement strategy across Cigna’s other business units. Given our shared commitment to service excellence, I am confident in our ability to continue our strong service delivery with no disruption. This is aided by the fact that Cigna will be leveraging our platform and exceptionally talented team of professionals to deliver for today’s customers while we grow tomorrow’s.
Finally, on a personal note, I have had the good fortune of building businesses my entire career, and after spending meaningful time with David and his team, I’m excited for the opportunities that lie ahead as a part of the Cigna family. With that, I’d like to turn the call back over to David.
David Cordani — Cigna Corporation — President & CEO
Thanks, Herb.
Let me reinforce that our companies share a common vision and philosophical approach to healthcare, and that is to offer greater choice to our customers and improve their health outcomes, to create greater value for healthcare partners by aligning incentives around quality performance, to give each of our employees rewarding work that makes a real difference to our customers. As we noted in our press release, we will build off Magnolia’s track record of success, starting with their highly talented leadership team and their extensive knowledge of the seniors and Medicare segment, as well as their experience in designing and managing effective physician engagement models that generate improved health outcomes. I have personally spend significant time with Herb and members of his leadership team, and I’m delighted to have his team and employees join Cigna, as I believe our combined strengths will continue to move us forward as the leading global health service company.
Now, before I turn it over to Ralph and he provides more color on the structure and the financial aspects of the acquisition, I want to reinforce our view on the long-term value creation. Both Cigna and HealthSpring have consistently delivered attractive organic revenue and earnings growth over the last several years through disciplined, effective execution of our respective business strategies. In short, by going deep. In addition, both organizations are operating from a position of strength and continue to have attractive growth prospects going forward on a stand-alone basis, however, together Cigna and HealthSpring have significantly greater opportunities for value creation.
In closing, we’re very excited about the acquisition and its strategic significance. We now have the strength and capabilities, greater scale, and an expanded talent pool to serve the fast-growing senior segment, and this combination expands our portfolio to cover a broader range of life and health stages and positions us to thrive in a rapidly evolving retail marketplace. With that, I’ll turn the call over to Ralph.
Ralph Nicoletti — Cigna Corporation — CFO
Thanks, David, and good morning, everyone.

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FINAL TRANSCRIPT
Oct. 24. 2011 / 12:45PM, CI — Cigna to Acquire HealthSpring
As David indicated we are very excited about the strategic significance of this combination and the value creation for our customers and shareholders. Our acquisition of HealthSpring is very much aligned with our growth strategy and our capital deployment priorities. Our capital deployment objectives give high priority to using capital to acquire capabilities and scale in high growth markets. HealthSpring clearly fits this criteria. In my remarks today, I will discuss the terms of the transaction, the financing structure, the economics of the business we are acquiring, and identify some of the longer-term growth opportunities and synergies. At the end, I will also make some high-level comments regarding our third quarter and update our outlook for 2011. We now expect to release our third-quarter earnings on Friday, October 28.
First, the terms of the deal. Today, we signed a definitive agreement to acquire all of the outstanding shares of HealthSpring at a price of $55 per share in cash, totaling $3.8 billion. The definitive agreement has been approved the Board of Directors of both Companies. The transaction is subject to the required regulatory approvals and customary conditions to closing. We currently expect the transaction to close during the first half of 2012. We view the purchase price as a fair price for a highly regarded company with attractive long-term growth prospects and profitability.
Based on our current estimates, we expect the transaction to be accretive to earnings in the first full year of operations, including the impact of one-time transaction and integration costs. Regarding financing, we’ve entered into a bridge financing facility of up to $2.5 billion to complete the transaction; however, prior to closing, we expect to access the capital markets for permanent financing, which will include both debt and equity components. We expect the permanent financing to include approximately 20% of the purchase price in the form of newly issued equity and approximately 80% in debt and available cash. We believe that this financing structure allows us to maintain a strong balance sheet and liquidity. We would expect to maintain our current credit ratings. While upon completion of these financing arrangements, our debt to total capitalization ratio will be higher than our historical levels. We expect to return to our targeted ratio of 25% to 30% in a reasonable period of time.
I will now discuss the economics of the business we are acquiring and how we expect to realize value from the acquisition. As David mentioned, HealthSpring has approximately 340,000 Medicare Advantage customers, and they operate in 11 states and the District of Columbia. In addition, HealthSpring has a stand-alone Medicare Part D business that serves over 800,000 customers today. HealthSpring has an excellent track record of achieving solid revenue and earnings growth, both organically and through acquisition, while also delivering attractive profitability with after-tax margins in the mid single-digit range.
In addition to the strong current performance of the business, as we look to 2012 and beyond, we believe this deal gives us a number of opportunities to create long term value for our customers and shareholders. More specifically, HealthSpring’s current management team will lead our expansion into growing seniors and Medicare business. We expect strong organic growth in HealthSpring’s existing service areas, and we expect to accelerate expansion into new service areas, delivering strong earnings growth over the next 3 to 5 years. We also expect contributions from leveraging both of our organizations’ Part D capabilities.
We expect operating expense synergies of $30 million to $40 million in annual pre-tax savings over time to be largely offset by integration costs in the first year. We currently expect to incur one-time transaction costs of approximately $50 million to $60 million after tax. In summary, we are acquiring a company that has a solid track record in growing both top and bottom line results and we expect will enhance Cigna’s revenue and earnings growth profile for many years to come.
Now, before I take your questions, I wanted to make some remarks about our current outlook. As I noted earlier, we are still in the process of finalizing our results and now expect to report on the specifics of our third-quarter results this Friday, October 28. That said, we have enough visibility into those results to make some high-level comments. Based on the strength of our third-quarter results, we now expect full-year 2011 consolidated adjusted income from operations of $1.385 billion to $1.445 billion. This range is an increase of $30 million to $50 million for our ongoing businesses, reflecting the strong performance of each of these operations. We expect full-year earnings per share to be in the range of $5.05 to $5.30 per share, which is an improvement of $0.05 to $0.10 per share over our previous expectations.
Our improved full-year earnings and EPS outlook also includes the effect of recording a charge of $45 million after tax or approximately $0.16 per share in the third quarter in our run-off operations for strengthening reserves in our VADBe book of

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FINAL TRANSCRIPT
Oct. 24. 2011 / 12:45PM, CI — Cigna to Acquire HealthSpring
business. We are projecting break-even results for our VADBe book in the fourth quarter of 2011, relative to our full-year outlook. Regarding our other run-off business, the GMIB book, while those results are excluded from our outlook, we do expect to report an after-tax loss of $134 million or $0.48 per share in shareholders’ net income for the third quarter. The VADBe and GMIB results reflect the impact of unfavorable equity markets and the low interest rate environment.
To recap, our combination with HealthSpring will create significant strategic opportunities and provide near-term and long-term value for our shareholders. Our capital structure is well positioned with manageable levels of leverage, and we continue to execute well on the base business. Finally, we have increased our earnings and EPS outlook for the full-year 2011, reflecting the continued strong earnings contribution from each of our ongoing businesses.
With that, we will take your questions.
QUESTIONS AND ANSWERS
Operator
(Operator Instructions).
Our first question will come from Scott Fidel with Deutsche Bank.
Scott Fidel — Deutsche Bank — Analyst
Question just on the regulatory review of the deal and just if there’s any markets or product areas where you do expect there will be any regulatory issues. I would assume it’s probably not going to be that significant of an issue, given Cigna’s very limited exposure outside of, frankly, Arizona in the Medicare Advantage business.
David Cordani — Cigna Corporation — President & CEO
Scott, it’s David.
From a macro standpoint, we view this as a segment expansion. And to your point, other than Arizona, we essentially don’t have Medicare Advantage business, and that’s not a target market for the existing HealthSpring business. So, we think this is just a highly complementary from a geographic standpoint, and we have strong expectations to go through the regulatory process. And as Ralph noted in his prepared remarks, we would anticipate the ability to close the transaction in the first half of 2012.
Operator
We will go next to John Rex with JP Morgan.
John Rex — JPMorgan Securities Inc. — Analyst
Thanks.
Wonder if you could just comment to us on the process here. Can we assume that it was fully — that it’s been fully shopped here, or should we be looking for others to potentially raise their hand here?

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FINAL TRANSCRIPT
Oct. 24. 2011 / 12:45PM, CI — Cigna to Acquire HealthSpring
David Cordani — Cigna Corporation — President & CEO
John, good morning. It’s David.
As you might imagine for such a valuable and successful organization, there’s a dynamic marketplace and a dynamic environment, and we’re pleased with the outcome. And as we noted in our prepared remarks, we think there’s a good strategic opportunity and we created a unique opportunity to put 2 companies together.
Operator
Thank you, Mr. Rex.
We go next to Charles Boorady with Credit Suisse.
Charles Boorady — Credit Suisse — Analyst
Thanks. Good morning. Congratulations on the deal.
And if I can throw one to Herb, Health Spring is in the sweet spot of where the managed care sector has — might be the best near-term and long-term growth prospects. You made a lot of investments in the platform for the dual special need plans to really be where the growth is now, and I’d like to hear how you chose Cigna as the best partner for you and your Company and how the deal came together. And was there a real formal process, or was this just a process of the 2 of you coming together and seeing a nice fit?
Herb Fritch — Cigna Corporation — Chairman & CEO — HealthSpring
I think we felt there was a great cultural fit, that we really complemented each other and that this was a great platform that would allow us to — we believe pretty strongly in the model we’ve built and the physician engagement piece, and I think we really felt this was a great platform to take that model to another level. We did go through a pretty rigorous process, and I think we’re all pleased with the results of that and feel pretty good about — that we’ve touched all the bases in that regard.
Operator
Thank you, Mr. Boorady.
We go next to Josh Raskin with Barclays.
Josh Raskin — Barclays Capital — Analyst
Hi, thanks. Good morning.
Just want to make sure I understand the discussion around the synergies and then accretion. It sounds like the expectation this will be accretive in the first full year. You talked about pretax synergies of only $30 million to $40 million, and it sounds like that’s going to be offset by integration costs. But then there were one-time acquisition costs that were actually higher of $50 million to $60 million. So, I want to make sure — maybe, Ralph, if you could run through those numbers again and maybe specifically comment where you’re going to get some of those synergies, if you’re going to keep the management team that

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FINAL TRANSCRIPT
Oct. 24. 2011 / 12:45PM, CI — Cigna to Acquire HealthSpring
is a segment extension. I’m just curious where they could come from. And then lastly, any comments on the PBM that HealthSpring uses.
David Cordani — Cigna Corporation — President & CEO
Josh, good morning. It’s David. I’ll start and I’ll ask Ralph to expand to your point.
As you frame it, you talk about the synergies. Ralph will expand on that and bridge it across to the accretion. First, a way you could consider thinking about the synergy framework here is, it’s not at a macro level dissimilar to the way you might have thought of the Great West acquisition. What we mean by that, we’ve had the ability to secure a leading platform, and what does that mean?
It starts with the leadership, starts with 3,000 talented and passionate associates. It has a proven physician partnership model, has a proven product innovation capability, so that’s what we mean by a platform. And having said that, we see synergies around sustaining growth and accelerating growth further through both agents, as well as geographic expansion, synergies through specialty leverage capabilities that we have, as well as some expense synergies over time. So, a way to think about it is, taking a very successful franchise and infrastructure and our ability to collectively build on that and leverage the successful franchises there.
I’ll ask Ralph to expand a little bit on the synergies and bridge that across to the accretion.
Ralph Nicoletti — Cigna Corporation — CFO
Sure. Thanks, David.
A couple of thoughts on the cost synergies. I think the easiest way to look at that is we have a good line of sight on this area, and they would be the type of synergies you would expect when 2 public companies come together, where there’s some natural redundancies. And those are the areas of focus, as both David and Herb mentioned, we’re excited about the model and the way the business operates, and we want to make sure we continue to leverage that over time. So, the areas of cost synergies are largely in the — I’ll call it the sort of the public company corporate areas of redundancy that we’ll look at over time.
As it relates to accretion, a lot of ways to look at this. And first, when you count all costs, whether that’s integration costs, transition costs, and ongoing amortization, we expect the transaction would be accretive in the first full year. And we say first full year, because you just don’t know when exactly it’s going to close at this point. But on a full-year basis, year 1, we certainly expect it to be accretive. Now, if you look at it on a first full year excluding one-time integration and transaction costs, it’s highly accretive. And if you exclude the amortization, which is a non-cash impact, even more significant than that. So, we feel very good that it’s highly strategic and financially accretive.
Operator
Thank you, Mr. Raskin.
We will go next to Justin Lake with UBS.
Justin Lake — UBS — Analyst
Thanks. Good morning.

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FINAL TRANSCRIPT
Oct. 24. 2011 / 12:45PM, CI — Cigna to Acquire HealthSpring
Just a few quick number questions. First, Herb’s contract to stay running Cigna’s Medicare Advantage business, just curious there on the length of the time and the terms. Second, is there a break-up fee, and if so, what is it? And then, what is the debt-to-cap expected to be? And lastly, I think Josh asked the question on the PBM, would be definitely curious on what you’re going to do with HealthSpring’s PBM. I think I missed that answer.
David Cordani — Cigna Corporation — President & CEO
Justin, it’s David. I’ll start.
Not going to walk through on the call. It will be in the public disclosures, the components of the arrangement with Herb, break-up fee, the transaction, etcetera. Let me give you macro points, though, and then we’ll cut across to the PBM piece of the equation.
As we referenced in prepared remarks, questions to date, the leadership team, starting with Herb, are a real important part of this. As I noted in my prepared remarks, it’s a good opportunity to get to know Herb and his key leadership team, and that’s an important part of it. So as you might expect, we have taken steps to make sure that jointly we want to be together and we want to build on the great success and momentum that’s there, and you’ll see that in disclosures over time. Additionally, again, I don’t think it’s helpful to go through on the call the intricacies of the deal, but more standard prevailing provisions are in there protecting both parties’ interests, including the likes of a break-up fee.
As it relates to PBM, as you know, and it has been of much interest, we have a captive PBM that’s been successful, as you infer from your question. With both organizations having a PDP program and HealthSpring using another PBM, there may or may not be synergies there. What’s most important for us, we will always put the customer service proposition front and center, which is service and clinical quality. And over time, we’ll identify whether there’s synergies looking at it in the broadest sense of the equation but always putting the customer first and looking at their service and clinical quality. Hope that helps you, Justin.
Ralph Nicoletti — Cigna Corporation — CFO
And I’ll come back to a couple of the other questions you had within there.
First, on the break-up fee, $115 million, so think about that’s just north of 3% in the context. And then on debt-to-capitalization, expect at about 20% equity and the rest financed through debt and our existing cash. We would expect our debt-to-capitalization to move up to about the 37% range. And our expectation would be over a reasonable period of time, we’ll bring that back down to our target range in the 25% to 30% level. And we’re going to structure the debt in a way that allows us to do that with balancing short-term tenor as well as longer term.
Operator
Thank you, Mr. Lake.
We will go next to Christine Arnold with Cowen and Company.
Christine Arnold — Cowen and Company — Analyst
Hi there. Just a couple clarifying questions.
It sounds like in response to the last question you’ll initially have a lot more debt-to-cap, but it sounds like you’ll be accessing the markets to bring yourselves down to the 25% to 30% target level over the course of the next 6 months to 1 year. Is that sort of what you’re saying?

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FINAL TRANSCRIPT
Oct. 24. 2011 / 12:45PM, CI — Cigna to Acquire HealthSpring
David Cordani — Cigna Corporation — President & CEO
Well, to be clear, we’ll be taking on more debt. We’ll structure the debt in a way where the maturities allow us to bring down our debt-to-capitalization to the 25% to 30% target range in a reasonable period of time.
Christine Arnold — Cowen and Company — Analyst
Okay, but you aren’t defining that?
David Cordani — Cigna Corporation — President & CEO
No. Just for clarity though, we run now into the 27% level, and you could think of us operating in that — back down to that kind of range over time.
Operator
Thank you, Ms. Arnold.
We will go next to Carl McDonald with Citi.
Carl McDonald — Citigroup — Analyst
Thanks.
I want to come back again to the question around Herb and running the Medicare business at Cigna. Given HealthSpring’s specialized model, it’s probably a little bit more important in this situation than it is in others. So, if there is anything that you can add, and Herb, certainly feel free to chime in, in terms of sort of length of time and your incentives for sticking it with a much larger organization.
David Cordani — Cigna Corporation — President & CEO
Carl, it’s David. Let me start and ask Herb to expand as he sees fit.
So, as noted in our prepared remarks, think about — and what we’ve tried to lay out is, we will seek to run the combined seniors and Medicare business essentially off of the very successful HealthSpring leadership team and franchise, right? There’s a lead part of this equation, as you noted in your question, a very successful organization, a very innovative model, etcetera. And we’ll look to get the leverage points and the collaboration across that, and as such, the leadership buy-in and support is very important there.
Herb, I’ll let you expand on your outcome and desire.
Herb Fritch — Cigna Corporation — Chairman & CEO — HealthSpring
Well, first, it certainly was a — we think a good deal for our shareholders, but personally, I really believe in what we’re doing with physicians and changing the dynamics between physicians and payers. And we’re really looking for a platform where we felt like we would have the ability to expand that and grow that, and I think we found that and feel pretty comfortable with that.

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FINAL TRANSCRIPT
Oct. 24. 2011 / 12:45PM, CI — Cigna to Acquire HealthSpring
Operator
Thank you, Mr. McDonald.
We will go next to David Windley with Jefferies & Company.
David Windley — Jefferies & Company — Analyst
Hi, thanks.
David, you mentioned in your remarks opportunity in the group retirement business, and that obviously strongly alludes to an existing — or impacts, would seem to impact an existing deal you have with Humana. Wondered if you could expand it to any degree on how that will play out, how soon, and how, and logistics.
David Cordani — Cigna Corporation — President & CEO
Good morning, David.
As you rightfully recall, we have a relationship with Humana. We view that as an alliance relationship to accommodate the needs of our employer-sponsored MA customers, both existing and prospective. Additionally, as you know, as we noted in our prepared remarks, Magnolia’s platform, while very successful, is not a national platform. So as such, over the near term, you should expect that both will exist, and we’ll continue to work with Humana to insure that the existing program or any evolution to the program is mutually beneficial to both parties.
Operator
Thank you, Mr. Windley.
We will go next to Kevin Fischbeck with Bank of America Merrill Lynch.
Kevin Fischbeck — BofA Merrill Lynch — Analyst
Okay, good morning.
I just wanted to go back to Herb for a second and get a little bit more color about the rationale for selling at $55 when you guys were trading close to $49, I guess a few months ago. And then, I guess in particular, you mentioned a few times just the benefits from combining with Cigna to getting that platform. I just really wanted to get a little more detail about exactly what it is that you couldn’t have done on your own that you’re going to be getting here from Cigna.
Herb Fritch — Cigna Corporation — Chairman & CEO — HealthSpring
Well, I think there’s certainly more scale. There’s more access to employer retiree business, and we also feel like the physician engagement model can be expanded to other lines of business, the commercial, ultimately, and maybe the individual business through exchanges. And Cigna provides a great platform to do that, that we would take much longer to do on our own.

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FINAL TRANSCRIPT
Oct. 24. 2011 / 12:45PM, CI — Cigna to Acquire HealthSpring
Operator
Thank you, Mr. Fischbeck.
We will go next to Chris Rigg with Susquehanna.
Chris Rigg — Susquehanna Financial Group / SIG — Analyst
Thanks, guys. Actually, another question for Herb here.
I know we’re still on the earlier side of the annual enrollment period, but I guess, could you give us a sense for what HealthSpring or how HealthSpring sort of viewed the core Medicare Advantage business and the growth in that business going into 2012, and whether that’s factored into the discussions with Cigna and the overall $55 purchase price?
Herb Fritch — Cigna Corporation — Chairman & CEO — HealthSpring
We certainly believe so, but we feel pretty good about our growth prospects for ‘12 and are hopeful that we’ll come out of open enrollment pretty comparable to the successful season we had in ‘11.
Operator
Thank you, Mr. Rigg.
We will go next to Peter Costa with Wells Fargo.
Peter Costa — Wells Fargo Securities, LLC — Analyst
Yes, two parts to this question. First, in terms of getting comfortable with the transaction, how did you get comfortable with the scalability of the physician engagement tools at HealthSpring? And then, why didn’t you use shares in the purchase price, rather than the structure that you have where you’re using the equity offering?
David Cordani — Cigna Corporation — President & CEO
Good morning, Peter. It’s David. I’ll take the first part on scalability, and then I’ll ask Ralph to address the second piece on the components of the financing.
Broadly speaking, if I understand your question on scalability, number one, we don’t believe today nor do we believe in the future it’s going to be a one size fits all model. Both organizations share a notion of focus, we call it go deep. Herb and his team have perfected that in terms of driving depth, building a value proposition, and ensuring that they’re targeting those customers that really benefit from that value proposition. So, very importantly, you should not think that we believe that there’s a single clinical or physician engagement model that would be used for all customer relationships across all lines of business. However, we do believe philosophically that at the core, aligning the physicians’ incentives and engaging with them in a more partnered model, using information to help to drive improvements in clinical quality is the sustainable way to drive forward, regardless of whether it’s the most innovative and combined model or a lighter touch model. And I would submit to you that in the commercial space, Cigna has seen good progress around that over the last 3 to 4 years. Herb and his team have seen it for much longer and have a much deeper relationship, so we’re excited about having that in our combined portfolio and building on it going forward.

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FINAL TRANSCRIPT
Oct. 24. 2011 / 12:45PM, CI — Cigna to Acquire HealthSpring
Ralph, if I could ask you to address the second point?
Ralph Nicoletti — Cigna Corporation — CFO
Sure. Peter, per the prepared remarks, we are financing the transaction with approximately 20% equity and then 80% debt and cash. And importantly, we expect to remain effective liquidity and flexibility with that type of financing structure. And clearly, every deal has different dynamics. In this case, we determined that this was the best path for this transaction.
Operator
Thank you, Mr. Costa.
We will go next to Harlan Sonderling with Columbia Management.
Harlan Sonderling — Columbia Management — Analyst
Thank you, gentlemen.
My question is on the pharmacy benefit manager that you have, David, and your relationship, Herb, with SXC. Could you simply reiterate the terms of that agreement, Herb, please, and then, David, your consideration for the future of that plan. Many thanks again.
Herb Fritch — Cigna Corporation — Chairman & CEO — HealthSpring
I believe we have 3 years remaining on our contract with them, and as well as of January 1, we’ll be transitioning the Bravo PDP business over there.
David Cordani — Cigna Corporation — President & CEO
Harlan, good morning. It’s David.
From our point of view, we’ve been very pleased with the performance of our PBM. It’s a critical part of the integrated clinical proposition, and we’re going to continue to be nimble and flexible as we innovate that and learn more from Herb and his team in terms of how they are getting the synergies and leverage out of their current relationship.
Operator
That was our last question for the day. I’d like to turn the call back to David Cordani for any additional or closing comments.
David Cordani — Cigna Corporation — President & CEO
Thank you, everyone, again, for participation in today’s call. As we noted, we’re very excited about the great opportunities that the combination of Cigna and HealthSpring offer to build greater enduring value for our collective customer base.
I’ll close by just reinforcing a few key points about the opportunities our combined companies create, and that is to accelerate growth for HealthSpring’s proven model by leveraging a feeder pool of Medicare Advantage solutions from our 65-year-old-plus retiree population, seeking to expand further the geographies for HealthSpring’s proven model by leveraging our combined

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FINAL TRANSCRIPT
Oct. 24. 2011 / 12:45PM, CI — Cigna to Acquire HealthSpring
customer footprint and capabilities, by maximizing HealthSpring’s highly effective physician engagement model and capabilities to accelerate our retail programs, by leveraging our specialty and clinical capabilities for the benefit of HealthSpring’s customer base, and of course, by operating expense synergies over time. Our Company now has strength and capabilities, greater scale, and an expanded talent pool to serve the fast-growing seniors market, and we expect to thrive in this rapidly evolving retail marketplace as we offer a broader portfolio of solutions to our customers across a broad level of life and health stages. We thank you again for joining the call, and have a great day.
Operator
Ladies and gentlemen, this concludes the Cigna Corporation and HealthSpring Incorporated joint conference call. Cigna Investor Relations will be available to respond to additional questions shortly. A recording of this conference will be available for 10 business days following this call. You may access the recorded conference by dialing 719-457-0820 or toll free 888-203-1112. Again, that’s 719-457-0820 or toll free 888-203-1112. The pass code for the replay is 3305644.
Thank you for participating. We will now disconnect.
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Additional Information and Where to Find It
     This communication is being made in respect of the proposed transaction involving the Company and Cigna. The proposed transaction will be submitted to the stockholders of the Company for their consideration. In connection with the proposed transaction, the Company will prepare a proxy statement to be filed with the Securities and Exchange Commission (the “SEC”). The Company and Cigna plan to file with the SEC other documents regarding the proposed transaction. STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT REGARDING THE PROPOSED TRANSACTION AND ANY OTHER RELEVANT DOCUMENTS CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. The final proxy statement will be mailed to the Company’s stockholders. You may obtain copies of all documents filed with the SEC concerning the proposed transaction, free of charge, at the SEC’s website at www.sec.gov. In addition, stockholders may obtain free copies of the documents filed with the SEC by the Company by going to the Company’s Investor Relations website page at www.healthspring.com or by sending a written request to the Company’s Secretary at HealthSpring, Inc., 9009 Carothers Parkway, Suite 501, Franklin, Tennessee 37067, or by calling the Secretary at (615) 291-7000.
Interests of Participants
     The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of the Company in connection with the proposed transaction. Information regarding the Company’s directors and executive officers is set forth in the Company’s proxy statement for its 2011 annual meeting of stockholders and its Annual Report on Form 10-K for the fiscal year ended December 31, 2010, as amended by Amendment No. 1 on Form 10-K/A, which were filed with the SEC on April 15, 2011, February 25, 2011 and September 22, 2011, respectively. Additional information regarding persons who may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction will be contained in the proxy statement to be filed by the Company with the SEC when it becomes available.
Cautionary Statement Regarding Forward-Looking Statements
     Statements contained in this communication that are not historical fact are forward-looking statements which the Company intends to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Statements that are predictive in nature, that depend on or relate to future events or conditions, or that include words such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “will,” “would,” and similar expressions are forward-looking statements. The forward-looking statements involve significant known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from those expressed in or implied by the forward-looking statements, and undue reliance should not be placed on such statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, among other things, the following risks and uncertainties: the failure to receive, on a timely basis or otherwise, the required approvals by the Company’s stockholders and government or regulatory agencies; the risk that a condition to closing of the proposed transaction may not be satisfied; the Company’s and Cigna’s ability to consummate the Merger, including the financing thereof; the possibility that the anticipated benefits and synergies from the proposed transaction cannot be fully realized or may take longer to realize than expected; the failure to obtain the necessary debt financing arrangements set forth in the commitment letter received in connection with the Merger; the possibility that costs or difficulties related to the integration of the Company and Cigna operations will be greater than expected; operating costs and business disruption, including difficulties in maintaining relationships, may be greater than expected; the ability of the Company or the combined company to retain and hire key personnel and maintain relationships with providers or other business partners; the impact of legislative, regulatory and competitive changes and other risk factors relating to the industry in which the Company and Cigna operate, as detailed from time to time in each of the Company’s and Cigna’s reports filed with the SEC. There can be no assurance that the proposed transaction will in fact be consummated.
     Additional information about these factors and about the material factors or assumptions underlying such forward-looking statements may be found under Item 1.A in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, and Item 1.A in the Company’s most recent Quarterly Report on Form 10-Q for the quarter ended June 30, 2011. The Company cautions that the foregoing list of important factors that may affect future results is not exhaustive. When relying on forward-looking statements to make decisions with respect to the proposed transaction, stockholders and others should carefully consider the foregoing factors and other uncertainties and potential events. All subsequent written and oral forward-looking statements concerning the proposed transaction or other matters attributable to the Company or any other person acting on their behalf are expressly qualified in their entirety by the cautionary statements referenced above. The forward-looking statements contained herein speak only as of the date of this communication. The Company does not undertake any obligation to update or revise any forward-looking statements for any reason, even if new information becomes available or other events occur in the future, except as may be required by law.